Exhibit 99.1

Exhibit 99.1
E

MRC Global Announces Third Quarter 2019 Results

Sales of $942 million

Net income attributable to common stockholders of $15 million

Diluted earnings per common share of $0.18

Adjusted EBITDA of $62 million

Cash flow from operations of $126 million

Houston, TX – October 31, 2019 – MRC Global Inc. (NYSE: MRC), the largest global distributor, based on sales, of pipe, valves and fittings and related products and services to the energy industry, today announced third quarter 2019 results.

The company’s sales were $942 million for the third quarter of 2019, which was 4% lower than the second quarter of 2019 and 12% lower than the third quarter of 2018. The sequential decline was driven by a decrease in the midstream sector, partially offset by a slight increase in the upstream and downstream sectors. As compared to the third quarter of 2018, sales decreased across all segments and end-markets.

Net income attributable to common stockholders for the third quarter of 2019 was $15 million, or $0.18 per diluted share, as compared to $18 million, or $0.20 per diluted share in the third quarter of 2018. The third quarter of 2019 included after-tax severance charges of $4 million, or $0.05 per diluted share.

Andrew R. Lane, MRC Global’s president and chief executive officer stated, “We are pleased to see progress from our strategy to increase margins, as we achieved 20% adjusted gross profit this quarter. Revenue in the third quarter, however, was lower due to progressively weaker market conditions and unusually low customer spending patterns. We remain focused on maximizing shareholder returns throughout the cycle as we repurchased $13 million of our stock during the third quarter. So far in 2019, we have generated $134 million of cash from operations, reduced debt, improved working capital efficiency and executed cost reduction initiatives, including headcount reductions of 180 in the third quarter. This first phase of cost reductions is expected to yield annual savings of approximately $12 million, and we have more initiatives underway. In total, our headcount is down 230 since the end of 2018.  In periods of slower growth, our business continues to generate cash, and we expect to generate at least $200 million of cash from operations in 2019.”

MRC Global’s third quarter 2019 gross profit was $174 million, or 18.5% of sales, as compared to gross profit of $172 million, or 16.1% of sales, in the third quarter of 2018. Gross profit for the third quarter of 2019 and 2018 reflects income of $2 million and expense of $26 million, respectively, in cost of sales relating to the use of the last-in, first out (LIFO) method of inventory cost accounting. The improvement in gross profit percent was attributable primarily to the lower LIFO expense.

Selling, general and administrative expenses were $137 million, or 14.5% of sales, for the third quarter of 2019 compared to $140 million, or 13.1% of sales, for the same period of 2018. SG&A expenses for the third quarter of 2019 included $5 million of pre-tax severance charges.

Adjusted EBITDA was $62 million in the third quarter of 2019 compared to $80 million for the same period in 2018. Please refer to the reconciliation of non-GAAP measures (adjusted gross profit and adjusted EBITDA) to GAAP measures (gross profit and net income) in this release.

Sales by Segment

U.S. sales in the third quarter of 2019 were $763 million, down $96 million, or 11%, from the same quarter in 2018. Midstream declined $50 million, or 12%, due to lower transmission and gathering activity. Upstream declined $24 million, or 11%, as a result of increased capital discipline by our customers. Downstream declined by $22 million, or 9%, due to non-recurring project work that resulted in a $20 million decrease in sales.

Canadian sales in the third quarter of 2019 were $57 million, down $21 million, or 27%, from the same quarter in 2018 driven by the upstream sector, which continues to be negatively impacted by low Canadian oil prices and government-imposed production limits.

International sales in the third quarter of 2019 were $122 million, down $12 million, or 9%, from the same period in 2018 reflecting the conclusion of a major upstream project in Kazakhstan, as well as, the impact of weaker foreign currencies relative to the U.S. dollar, which unfavorably impacted sales by $6 million. Excluding the impact of the project and weaker foreign currencies, sales increased $23 million, or 23%, due to improving market conditions, particularly in Norway and the United Kingdom.

Sales by Sector

Upstream sales in the third quarter of 2019 decreased 15% from the third quarter of 2018 to $287 million, or 31% of total sales. The decrease in upstream sales was across all geographic segments, as described above.

Midstream sales in the third quarter of 2019 were $370 million, or 39% of total sales, down $52 million, or 12%, from the third quarter of 2018. Sales to gas utility customers were flat for the quarter, while sales to transmission and gathering customers were down 26% over the same quarter in 2018. Gas utility sales are up 7% for the first nine months of 2019 compared to the same period last year as we continue to grow our share in this market.

Downstream sales in the third quarter of 2019 were $285 million, or 30% of total sales, down $26 million, or 8%, from the third quarter of 2018 due primarily to the U.S. segment as described above.

Balance Sheet

Cash balances were $25 million at September 30, 2019. Debt, net of cash, was $602 million and excess availability under our asset-based lending facility was $477 million as of September 30, 2019. Cash provided by operations was $126 million in the third quarter of 2019 bringing cash provided by operations for the first nine months of 2019 to $134 million. MRC Global’s liquidity position of $502 million is sufficient to support the business and capital needs of the Company.

Share Repurchase Programs

In October 2018, the board of directors authorized a share repurchase program for common stock of up to $150 million. As previously reported, during the third quarter of 2019, the Company purchased $13 million of its common stock at an average price of $13.59 per share. There is $12 million remaining available under the current authorization. This program is scheduled to expire on December 31, 2019. Shares may be repurchased at management’s discretion in the open market. Depending on market conditions and other factors, these repurchases may be commenced or suspended from time to time without prior notice.

Since 2015, the Company has repurchased $363 million or 23.4 million shares at an average price of $15.49 per share. The outstanding share count as of September 30, 2019 was 82.2 million shares.

Conference Call

The Company will hold a conference call to discuss its third quarter 2019 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on November 1, 2019. To participate in the call, please dial 412‑902-0003 and ask for the MRC Global conference call at least 10 minutes prior to the start time. To access the conference call, live over the Internet, please log onto the web at www.mrcglobal.com and go to the “Investor Relations” page of the company’s website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a replay will be available through November 15, 2019 and can be accessed by dialing 201-612-7415 and using pass code 13693589#. Also, an archive of the webcast will be available shortly after the call at www.mrcglobal.com for 90 days.

About MRC Global Inc.

MRC Global is the largest distributor of pipe, valves and fittings (PVF) and related infrastructure products and services to the energy industry, based on sales. Through approximately 260 service locations worldwide, approximately 3,350 employees and with nearly 100 years of history, MRC Global provides innovative supply chain solutions and technical product expertise to customers globally across diversified end-markets including the upstream, midstream (including gas utilities) and downstream (including industrials). MRC Global manages a complex network of over 200,000 SKUs and 11,000 suppliers simplifying the supply chain for its over 15,000 customers. With a focus on technical products, value-added services, a global network of valve and engineering centers and an unmatched quality assurance program, MRC Global is the trusted PVF expert. Find out more at

www.mrcglobal.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “expect,” “expected,” “intend,” “believes,” “looking forward,” “guidance,” “plans” and similar expressions are intended to identify forward-looking statements.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, the company’s expectations regarding its sales, including (without limitation) sales to utility customers, sales through e-commerce, sales from services provided by the Company’s Midstream Valve & Engineering Center and sales of valves, adjusted EBITDA, tax rate, achievement of working capital targets, capital expenditures, savings from cost reductions and cash from operations,  growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, most of which are difficult to predict and many of which are beyond our control, including the factors described in the company’s SEC filings that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

These risks and uncertainties include (among others) decreases in oil and natural gas prices; decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors; increased usage of alternative fuels, which may negatively affect oil and natural gas industry expenditure levels; U.S. and international general economic conditions; the company’s ability to compete successfully with other companies in MRC Global’s industry; the risk that manufacturers of the products the company distributes will sell a substantial amount of goods directly to end users in the industry sectors the company serves;  unexpected supply shortages;  cost increases by the company’s suppliers; the company’s lack of long-term contracts with most of its suppliers; suppliers’ price reductions of products that the company sells, which could cause the value of the company’s inventory to decline;  decreases in steel prices, which could significantly lower MRC Global’s profit;  increases in steel prices, which the company may be unable to pass along to its customers which could significantly lower its profit; the company’s lack of long-term contracts with many of its customers and the company’s lack of contracts with customers that require minimum purchase volumes;  changes in the company’s customer and product mix;  risks related to the company’s customers’ creditworthiness; the success of the company’s acquisition strategies;  the potential adverse effects associated with integrating acquisitions into the company’s business and whether these acquisitions will yield their intended benefits; the company’s significant indebtedness;  the dependence on the company’s subsidiaries for cash to meet its obligations;  changes in the company’s credit profile;  a decline in demand for certain of the products the company distributes if import restrictions on these products are lifted; environmental, health and safety laws and regulations and the interpretation or implementation thereof; the sufficiency of the company’s insurance policies to cover losses, including liabilities arising from litigation;  product liability claims against the company;  pending or future asbestos-related claims against the company; the potential loss of key personnel; interruption in the proper functioning of the company’s information systems and the occurrence of cyber security incidents; loss of third-party transportation providers;  potential inability to obtain necessary capital;  risks related to adverse weather events or natural disasters;  impairment of our goodwill or other intangible assets;  adverse changes in political or economic conditions in the countries in which the company operates; exposure to U.S. and international laws and regulations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act and other economic sanction programs; risks associated with international stability and geopolitical developments, risks relating to ongoing evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act; risks related to the company’s intention not to pay dividends; and risks arising from compliance with and changes in law in the countries in which we operate, including (among others) changes in tax law, tax rates and interpretation in tax laws. In addition, the Company’s intention to continue to repurchase shares of common stock is also subject to the trading price of the stock being at prices that the Company believes are favorable to stockholders and to the Company’s debt and liquidity levels being at levels the Company deems sufficient to repurchase shares.  In addition, the company’s expectation of sales from contract awards are subject to completion of the award through agreement of final terms and conditions of the award in a final and binding executed contract.

For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com. Our filings and other important information are also available on the Investor Relations page of our website at www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

Contact:

Monica Broughton Investor Relations
MRC Global Inc.
Monica.Broughton@mrcglobal.com
832-308-2847

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except shares)

	September 30,	December 31,
	2019	2018

Assets
Current assets:
Cash	$25	$43
Accounts receivable, net	586	587
Inventories, net	742	797
Other current assets	37	38
Total current assets	1,390	1,465

Long-term assets:
Operating lease assets	186	-
Property, plant and equipment, net	140	140
Other assets	21	23

Intangible assets:
Goodwill, net	482	484
Other intangible assets, net	288	322
	$2,507	$2,434

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$431	$435
Accrued expenses and other current liabilities	93	130
Operating lease liabilities	34	-
Current portion of long-term debt	4	4
Total current liabilities	562	569

Long-term liabilities:
Long-term debt, net	623	680
Operating lease liabilities	168	-
Deferred income taxes	91	98
Other liabilities	37	40

Commitments and contingencies

6.5% Series A Convertible Perpetual Preferred Stock, $0.01 par value; authorized
363,000 shares; 363,000 shares issued and outstanding	355	355

Stockholders' equity:
Common stock, $0.01 par value per share: 500 million shares authorized,
105,623,390 and 104,953,693 issued, respectively	1	1
Additional paid-in capital	1,727	1,721
Retained deficit	(453)	(498)
Less: Treasury stock at cost: 23,436,329 and 19,347,839 shares, respectively	(363)	(300)
Accumulated other comprehensive loss	(241)	(232)
	671	692
	$2,507	$2,434

MRC Global Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in millions, except per share amounts)

0

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2019	2018	2019	2018

Sales	$942	$1,071	$2,896	$3,163
Cost of sales	768	899	2,374	2,645
Gross profit	174	172	522	518
Selling, general and administrative expenses	137	140	409	414
Operating income	37	32	113	104
Other (expense) income:
Interest expense	(10)	(10)	(31)	(28)
Write off of debt issuance costs	-	-	-	(1)
Other, net	2	2	3	4

Income before income taxes	29	24	85	79
Income tax expense	8	-	22	15
Net income	21	24	63	64
Series A preferred stock dividends	6	6	18	18
Net income attributable to common stockholders	$15	$18	$45	$46

Basic income per common share	$0.18	$0.20	$0.54	$0.51
Diluted income per common share	$0.18	$0.20	$0.53	$0.50
Weighted-average common shares, basic	82.7	90.3	83.4	90.6
Weighted-average common shares, diluted	83.4	91.7	84.2	92.4

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Nine Months Ended
	September 30,	September 30,
	2019	2018

Operating activities
Net income	$63	$64
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation and amortization	16	17
Amortization of intangibles	33	34
Equity-based compensation expense	12	11
Deferred income tax benefit	(5)	(7)
Amortization of debt issuance costs	1	1
Write off of debt issuance costs	-	1
(Decrease) increase in LIFO reserve	(3)	48
Other	3	2
Changes in operating assets and liabilities:
Accounts receivable	(4)	(156)
Inventories	56	(206)
Other current assets	-	3
Accounts payable	(3)	58
Accrued expenses and other current liabilities	(35)	(16)
Net cash provided by (used in) operations	134	(146)

Investing activities
Purchases of property, plant and equipment	(12)	(15)
Proceeds from the disposition of property, plant and equipment	1	6
Other investing activities	1	-
Net cash used in investing activities	(10)	(9)

Financing activities
Payments on revolving credit facilities	(786)	(808)
Proceeds from revolving credit facilities	733	1,004
Payments on long-term obligations	(3)	(3)
Debt issuance costs paid	-	(1)
Purchase of common stock	(63)	(50)
Dividends paid on preferred stock	(18)	(18)
Repurchases of shares to satisfy tax withholdings	(6)	(5)
Proceeds from exercise of stock options	-	21
Other	1	(1)
Net cash (used in) provided by financing activities	(142)	139

Decrease in cash	(18)	(16)
Effect of foreign exchange rate on cash	-	(3)
Cash -- beginning of period	43	48
Cash -- end of period	$25	$29

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income to Adjusted EBITDA (a non-GAAP measure)

 (in millions)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2019	2018	2019	2018

Net income	$21	$24	$63	$64
Income tax expense	8	-	22	15
Interest expense	10	10	31	28
Depreciation and amortization	5	5	16	17
Amortization of intangibles	11	12	33	34
(Decrease) increase in LIFO reserve	(2)	26	(3)	48
Equity-based compensation expense (1)	5	4	12	11
Severance charges (2)	5	-	5	-
Write off of debt issuance costs (3)	-	-	-	1
Change in fair value of derivative instruments	-	-	-	(1)
Foreign currency gains	(1)	(1)	(1)	-
Adjusted EBITDA	$62	$80	$178	$217

Notes to above:

(1)	Recorded in SG&A
(2)	Charge (pre-tax) related to cost reduction initiatives in the third quarter of 2019 recorded in SG&A.
(3)	Charge (pre-tax) to write off debt issuance costs related to refinancing the Term Loan agreement in the second quarter of 2018.

The company defines Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses, including non-cash expenses, (such as equity-based compensation, severance and restructuring, changes in the fair value of derivative instruments and asset impairments, including inventory) and plus or minus the impact of its LIFO inventory costing methodology.  The company presents Adjusted EBITDA because the company believes Adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, Adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses.  Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Because Adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.  See the Company's Annual Report filed on Form 10-K for a more thorough discussion of the use of Adjusted EBITDA.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Gross Profit to Adjusted Gross Profit (a non-GAAP measure)

 (in millions)

	Three Months Ended
	September 30,	Percentage	September 30,	Percentage
	2019	of Revenue	2018	of Revenue

Gross profit, as reported	$174	18.5%	$172	16.1%
Depreciation and amortization	5	0.5%	5	0.5%
Amortization of intangibles	11	1.2%	12	1.1%
(Decrease) increase in LIFO reserve	(2)	(0.2%)	26	2.4%
Adjusted Gross Profit	$188	20.0%	$215	20.1%

	Nine Months Ended
	September 30,	Percentage	September 30,	Percentage
	2019	of Revenue	2018	of Revenue

Gross profit, as reported	$522	18.0%	$518	16.4%
Depreciation and amortization	16	0.6%	17	0.5%
Amortization of intangibles	33	1.1%	34	1.1%
(Decrease) increase in LIFO reserve	(3)	(0.1%)	48	1.5%
Adjusted Gross Profit	$568	19.6%	$617	19.5%

Notes to above:

The company defines Adjusted Gross Profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted Gross Profit because the company believes it is a useful indicator of the company’s operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions of which they have been involved. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company uses Adjusted Gross Profit as a key performance indicator in managing its business. The company believes that gross profit is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted Gross Profit.

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Disaggregated Sales by Segment

Three Months Ended
September 30,

	U.S.	Canada	International	Total
2019:
Upstream	$189	$43	$55	$287
Midstream	356	7	7	370
Downstream	218	7	60	285
	$763	$57	$122	$942
2018:
Upstream	$213	$59	$66	$338
Midstream	406	11	5	422
Downstream	240	8	63	311
	$859	$78	$134	$1,071

Nine Months Ended
September 30,

	U.S.	Canada	International	Total
2019:
Upstream	$583	$130	$170	$883
Midstream	1,098	35	19	1,152
Downstream	667	18	176	861
	$2,348	$183	$365	$2,896
2018:
Upstream	$580	$180	$187	$947
Midstream	1,253	33	18	1,304
Downstream	710	23	179	912
	$2,543	$236	$384	$3,163

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Sales by Product Line

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
Type	2019	2018	2019	2018
Line pipe	$153	$186	$468	$556
Carbon steel fittings and flanges	145	182	456	531
Total carbon steel pipe, fittings and flanges	298	368	924	1,087
Valves, automation, measurement and instrumentation	362	393	1,125	1,146
Gas products	147	154	425	425
Stainless steel and alloy pipe and fittings	43	48	135	150
General oilfield products	92	108	287	355
	$942	$1,071	$2,896	$3,163

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income Attributable to Common Stockholders to

Adjusted Net Income Attributable to Common Stockholders (a non-GAAP measure)

 (in millions, except per share amounts)

	September 30, 2019
	Three Months Ended		Nine Months Ended
	Amount	Per Share	Amount	Per Share

Net income attributable to common stockholders	$15	$0.18	$45	$0.53
Decrease in LIFO reserve, net of tax	(2)	(0.02)	(2)	(0.02)
Adjusted net income attributable to common stockholders	$13	$0.16	$43	$0.51

	September 30, 2018
	Three Months Ended		Nine Months Ended
	Amount	Per Share*	Amount	Per Share

Net income attributable to common stockholders	$18	$0.20	$46	$0.50
Increase in LIFO reserve, net of tax	20	0.22	37	0.40
Adjusted net income attributable to common stockholders	$38	$0.41	$83	$0.90

Notes to above:

*Does not foot due to rounding

The Company defines Adjusted Net Income Attributable to Common Stockholders (a non-GAAP measure) as Net Income Attributable to Common Stockholders plus or minus the after-tax impact of its LIFO inventory costing methodology. The Company presents Adjusted Net Income Attributable to Common Stockholders and related per share amounts because the Company believes it provides useful comparisons of the Company’s operating results to other companies, including those companies with whom we compete in the distribution of pipe, valves and fittings to the energy industry, without regard to the LIFO inventory costing methodology. The impact of the LIFO inventory costing methodology can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect.  The Company believes that Net Income Attributable to Common Stockholders is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly compared to Adjusted Net Income Attributable to Common Stockholders.

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